SUB-ITEM 77 C:  Submission of matters to a vote of security holders

An Annual Meeting of Shareholders of Federated Enhanced
Treasury Income Fund ("FTT") was held on October 12, 2015.
The following items, which are required to be reported under this SUB-ITEM 77C, were voted on at the meeting:

1. Election of three Class III Trustees


J. Christopher Donahue

Shares voted affirmatively .............................8,003,854
Shares withheld authority...............................18,222
Peter E. Madden

Shares voted affirmatively .............................7,999,480
Shares withheld authority..............................22,596

Charles F. Mansfield, Jr.

Shares voted affirmatively .............................7,999,480
Shares withheld authority..............................22,596



2. Approval or disapproval of an Agreement and Plan of Reorganization pursuant to which Federated Enhanced
Treasury Income Fund (the "Acquiring Fund"), a newly created series of Federated Income Securities Trust, an open-end investment company, would acquire all, or substantially all, of the assets of FTT in exchange for shares of the Acquiring Fund to be distributed pro rata by FTT to its Shareholders, in a complete liquidation and dissolution of FTT.

 Shares voted affirmatively .............................6,958,333
 Shares voted negatively ................................6,792
 Shares abstaining ........................................11,243



The Definitive Proxy Statement for this Annual Meeting was filed with the Securities and Exchange Commission on September 14, 2015, and is incorporated by reference. (File
No. 811-22098)